EXHIBIT 10.19

EMPLOYMENT AGREEMENT

BETWEEN :

INSTADOSE PHARMA CORP. (the “Company”), an entity organized and existing under the laws of the province of British Columbia, with its head office located at 5500 North Service Road, Suite 301, Burlington, Ontario L7L 6W6.

AND :	MR. EDWARD BORKOWSKI (the “Executive”) residing at 527 North Mallory Circle, Delray Beach, Florida 33483.

(collectively referred as the “Parties”)

WHEREAS the Company operates in the field of cannabis/cannabinoid oil production;

WHEREAS the Executive wishes to be employed by the Company;

WHEREAS the Executive declares being free of any charge or obligation, including any non-compete, non-solicitation or confidentiality agreement with previous employers, that would be incompatible with this Employment Agreement (the “Agreement”), or that would be likely to interfere with the performance of his duties in the service of the Company;

WHEREAS on the basis of these statements by the Executive, the Company declares that it wishes to retain the services of the Executive, subject to the agreements and covenants mentioned below;

NOW, THEREFORE, THIS AGREEMENT WITNESSETH THAT, in consideration of the mutual covenants herein contained, the Parties agree as follows:

ARTICLE 1 – OBJECT

In consideration of the covenants and agreements herein contained and the moneys to be paid hereunder, the Company hereby employs the Executive and the Executive hereby agrees to perform services as an Executive of the Company, upon the following terms and conditions:

1.1

The Company hereby employs the Executive to serve as Chief Executive Officer to commence on the first Business Day following completion of the plan of arrangement involving the Company and Instadose Pharma Corp. (formerly Mikrocoze, Inc.) (the “Arrangement”). The Arrangement is expected to be completed on or about October 1, 2021 (the “Commencement Date”).

1.2	Executive will be reporting to the Board of Directors of the Company.

1.3

The Executive shall have each and all of the duties and responsibilities of that position and such other different duties on behalf of the Company, as may be agreed upon from time to time by the Executive and the Board of Directors.

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ARTICLE 2 – DUTIES

2.1	Without limiting the generality of the foregoing, the main duties and functions of the Executive are described in Appendix A. In no case should this description be considered exhaustive.

2.2

The Executive shall devote his best efforts and substantially all of his working time to performing exclusively the duties on behalf of the Company. The Executive agrees to devote all of his time, energy and ability to the interests of the Company, and to perform Executive’s duties in an efficient, trustworthy and business-like manner.

2.3

The Executive undertakes, at all times, to act in the best interests of the Company. The Executive shall refrain from any activity that may be prejudicial to the interests of the Company. He must act loyally with the Company at all times.

2.4

In all circumstances, the Executive shall avoid being in a situation that could lead to a real or potential conflict of interest, including accepting a payment or some form of compensation from a third party in the context of his employment with the Company.

The Executive therefore undertakes to immediately disclose to the Company, at the signature of this Employment Agreement and as soon as they arise, any actual or potential conflict of interest situation.

2.5	The Executive agrees to abide by all procedures, directives and policies established from time to time, verbally or in writing, by the Company.

ARTICLE 3 – LOCATION

3.1

Subject to business travel from time to time required by his functions and duties, including travel abroad, the Executive shall perform his duties and functions principally from the offices of the Company to be established by the Executive in the United States of America.

3.2

The Executive is fully aware that the performance of his duties may require business travel, including travel abroad, and that he will be provided additional remuneration in advance (or be reimbursed) in order to funds the costs related to these trips.

ARTICLE 4 – DURATION AND TERMINATION

4.1	Duration

This Agreement is hereby concluded for a three (3) year period (the “Term”) and supersedes and pre-empt any prior understandings, agreements or representations between the Parties hereto, written or oral, which may have related to the Executive’s employment.

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4.2	Termination of Employment For Cause

The employment of the Executive is terminated automatically upon the death of the Executive or upon the effective date of his resignation.

In the event the Executive shall die during the term hereof, all of the Common Shares underlying the Common Share Election Option shall become immediately vested and available to be received by the Executive’s estate. In addition, the Company shall pay to the Executive’s estate, such amounts as may have been earned by the Executive prior to the Executive’s date of death, but which were unpaid at date of death.

Notwithstanding anything herein to the contrary, the Company may terminate Executive’s employment hereunder for cause for any one of the following reasons:

4.2.1	Conviction of a felony or a misdemeanor where imprisonment is imposed;

4.2.2	Commission of any act of theft, fraud, dishonesty, or falsification of any employment or Company records;

4.2.3

Misconduct in connection with the performance of any of Executive’s duties, including, without limitation, misappropriation of funds or property of the Company, securing or attempting to secure personally any profit in connection with any transaction entered into on behalf of the Company, misrepresentation to the Company, or any violation of law or regulations on Company premises or to which the Company is subject;

4.2.4	Unlawful appropriation of a corporate opportunity;

4.2.5	Improper disclosure of the Company’s confidential or proprietary information;

4.2.6	Any action, by the Executive which has a detrimental effect on the Company’s reputation or business;

4.2.7	A course of conduct amounting to incompetence, including, without limiting the foregoing, the failure to achieve the Executive’s tasks as detailed in Appendix A;

4.2.8	Chronic and unexcused absenteeism; and

4.2.9	For any other just and sufficient cause or serious reason within the meaning of applicable laws.

Upon termination of Executive’s employment with the Company for cause, the Company shall be under no further obligation to execute, except to pay all accrued but unpaid base salary and accrued vacation to the date of termination thereof.

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4.3	Termination Without Cause

4.3.1	The Company may also terminate the employment of the Executive without cause:

4.3.1.1	by giving him a written notice of six months (the “Notice Period”); and

4.3.1.2	by paying him a compensation in lieu of and corresponding to twelve months of his Base Salary and all employment benefits in force on the date of termination of his employment.

The Executive acknowledges that this Notice Period is fair and sufficient and, upon receipt of the Notice Period, gives the Company and its directors, shareholders, agents and employees a final and complete discharge in respect of any claim, present or future, which he has or may have, arising directly or indirectly from the termination of his employment, whether as notice, severance or leave.

4.3.2

After notice of termination has been given by the Company, as provided in this Article, Executive shall be entitled to receive the compensation provided for in this Agreement until the notice period has expired. It is understood that after the written notice is given by the Company, Executive shall continue to devote substantially all of the Executive’s time to the Executive’s normal services for the Company during the notice period, with sufficient time allowed, in the sole discretion of the Company, for Executive to seek new employment.

4.3.3

After expiration of the notice of termination, Executive shall cooperate with the Company, as reasonably requested by the Company, to effect a transition of Executive’s responsibilities and to ensure that the Company is aware of all matters being handled by Executive.

4.3.4

In the event of the termination without cause of the present Employment Agreement pursuant to article 4.3.1, the Executive is required to mitigate the damages arising out of the termination of the Agreement, as the case may be.

4.4	Resignation

4.4.1	In the event that the Executive wishes to terminate his employment, he must notify the Company in writing at least four weeks before the effective date of his resignation.

4.4.2	In any case of termination, upon termination of employment, Executive shall be deemed to have resigned from the Board of Directors of the Company.

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4.4.3	Articles 4.3.2 and 4.3.3 also apply in the case of a notice of termination given by the Executive.

ARTICLE 5 – SALARY AND OTHER EMPLOYMENT BENEFITS

5.1	Base Salary

The Executive shall be paid the following base salary subject only to the discretion of the Board where such discretion shall permit (“Base Salary”):

5.1.1	A minimum net Base Salary of US$25,000 per month during the first six months of the Term;

5.1.2	A minimum net Base Salary of US$30,000 per month during the remaining six months of the first year of the Term (or such other amount as the Instadose Board shall approve);

5.1.3	A minimum Base Salary at an annual rate of US$450,000 to US$500,000 in the second year of the Term; and

5.1.4	A minimum Base Salary at an annual rate of US$500,000 to US$750,000 in the third year of the Term.

5.2	Payments and Withholding

5.2.1	Payments of all compensation to Executive hereunder shall be made in accordance with the relevant Company policies in effect from time to time, including normal payroll practices.

5.2.2	All sums payable to Executive under this Agreement will be reduced by all federal, provincial local, and other withholdings and similar taxes and payments required by applicable law.

5.3	Benefit Plans

Executive shall be entitled to participate in the Company’s medical and dental plans, life and disability insurance plans and retirement plans pursuant to their terms and conditions. Executive shall be entitled to participate in any other benefit plan offered by the Company to its Executives during the term of this Agreement. Nothing in this Agreement shall preclude the Company or any affiliate of the Company from terminating or amending any Executive benefit plan or program from time to time.

5.4	Vacation

Executive shall be entitled to four weeks of vacation each year of full employment, exclusive of legal holidays, as long as the scheduling of Executive’s vacation does not interfere with the Company’s normal business operations. Vacations must be taken during the year and are not cumulative.

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5.5	Common Share Election Option

5.5.1

As an inducement to execute this Agreement, the Executive shall be entitled to elect to receive as additional compensation up to 3,000,000 common shares of the Company (“Common Shares”) in advance of the Commencement Date. Thereafter, the Executive shall be entitled to receive the additional amount of 1,000,000 Common Shares upon the completion of each completed year of service (each, a “Completed Service Year”) under this Agreement (the “Common Share Election Option”). Assuming completion by the Executive of the entire Term of the Agreement, the Executive shall be entitled to elect to receive up to a total of 6,000,000 Common Shares under the Common Share Election Option. For the purposes of this section 5.5 of the Agreement, those Common Shares available to be accepted by the Executive upon signing this Agreement and following completion of a Completed Service Year shall be deemed to have been “vested” to the Executive under the Common Share Election Option.

5.5.2

The right to elect to receive Common Shares under the Common Share Election Option is cumulative so that to the extent the Common Share Election Option is not exercised immediately following completion of any Completed Service Year up to the maximum extent permissible it shall continue to be exercisable, in whole or in part, with respect to all Common Shares for which have “vested” under the Common Share Election Option, for a period of twelve (12) months (the “Final Election Option Exercise Date”) commencing on the date of the earlier to occur of the following: (i) the date the Executive’s employment under this Agreement is terminated by the Company for cause (“Termination for Cause”), (ii) the date the Executive’s employment under this Agreement is terminated by the Company without cause (“Termination Without Cause”); (iii) the date the Executive’s employment under this Agreement is terminated by the Executive (“Executive Resignation”), and (iv) the date that a Qualifying Event involving the Company shall occur.

5.5.3

Notwithstanding section 5.5.1 above, the following table sets forth the number of Common Shares that shall be deemed to have been “vested” to the Executive under the Executive’s Common Share Election Option should the occurrence of any of the events set forth above in section 5.5.2(i) – (iv) occur prior to the Executive’s full completion of the Term of his or her employment under this Agreement:

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Event		Vested Common Shares		Final Election Option Exercise Date
Termination for Cause	•	Those Common Shares vested to the Executive for each Completed Service Year prior to the year in which the written notice of Termination for Cause is given.	•

The date that is twelve (12) months from the date the Company provides the Executive with written notice (to the last address on the books of the Company belonging to the Executive) confirming the Termination for Cause of the Executive’s employment with the Company.

Terminated Without Cause	•	All of the Common Shares available to be received by the Executive under the Common Share Election Option.	•

The date that is twelve (12) months from the date the Company provides the Executive with written notice (to the last address on the books of the Company belonging to the Executive) confirming the Termination Without Cause of the Executive’s employment with the Company.

Executive Resignation	•	Those Common Shares vested to the Executive for each Completed Service Year prior to the year in which written notice of the Executive Resignation is given by the Executive to the Company.	•	The date that is twelve (12) months from the date the Executive provides the Company with written notice confirming the Executive Resignation.
Qualifying Event	•	All of the Common Shares available to the Executive under the Common Share Election Option.	•	The date that is twelve (12) months from the date the Qualifying Event occurs.

For the purposes of this Agreement, the term “Qualifying Event” shall mean the occurrence of any of the following events to occur subsequent to the completion of the Company’s reverse takeover of Mikrocoze, Inc.: (i) an acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, amalgamation, merger, or consolidation, or (ii) a sale of all or substantially all of the assets of the Company (collectively, a “Merger”), so long as in either case the Company’s shareholders of record immediately prior to such Merger will, immediately after such Merger, hold less than fifty percent (50%) of the voting power of the surviving or acquiring entity, or (iii) an acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, amalgamation, merger, or consolidation) that results in the common shares of the Company becoming listed on a publicly recognized stock exchange or bulletin board.

5.6	Business Expenses

Upon submission of itemized expense statements in the manner specified by the Company, Executive shall be entitled to reimbursement of reasonable living, travel, and other reasonable business expenses duly incurred by Executive in the performance of his duties under this Agreement.

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5.7	Opening of Company Office

It is agreed that the Executive shall be entitled to establish a new corporate office for the Company to be located in the United States of America (the “Company Office”). Instadose agrees to fund those reasonable costs associated with opening and maintaining the Company Office.

ARTICLE 6 – CLIENTS AND CLIENT RECORDS

6.1

The Company shall have the authority to determine who will be accepted as clients of the Company, and the Executive recognizes that such clients accepted are clients of the Company and not the Executive. The Company shall have the authority to designate, or to establish a procedure for designating which professional Executive of the Company will handle each such client. All client records and files of any type concerning clients of the Company shall belong to and remain the property of the Company, notwithstanding the subsequent termination of this Agreement.

ARTICLE 7 – NON-COMPETE AND NON-SOLICITATION COVENANTS

7.1

The Executive recognizes that there is strong competition in the business sector in which the Company operates and that, in the course of its employment with the Company, it will acquire in the future a thorough knowledge of the Company's operations, products and activities, business sector and business methods.

7.2

The Executive further acknowledges and agrees that, in light of the foregoing, he would have an unfair advantage and would be able to cause the Company serious and irreparable harm in the event that, after termination of his employment with the Company, he would compete with the Company, or solicit customers or employees

7.3	Non-Compete Covenant

7.3.1

The Executive shall not, during his employment and for a period of 12 months following the termination of his employment for any reason, on his own behalf or on behalf of any individual, corporation, company, cooperative, partnership, trust, unincorporated association, entity with juridical personality or governmental authority or body (hereinafter referred as any “Person”), whether directly or indirectly, in any capacity whatsoever, alone, through or in connection with any Person, perform work or provide services of an identical or similar nature to those performed by the Executive in the course of his employment with the Company for any company operating in a field of activity competing with the Company's activities, namely cannabis/cannabinoid oil production, on the following territory: The Democratic Republic of the Congo, Colombia, and Quebec, Canada.

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7.4	Non-Solicitation Covenant

7.4.1

The Executive shall not, during his employment and for a period of 12 months following the termination of his employment for any reason, on his own behalf or on behalf of any Person, whether directly or indirectly, in any capacity whatsoever, alone, through or in connection with any Person, employ, offer employment to or solicit the employment or engagement of or otherwise entice away from the employment of the Company any individual who is employed by the Company at the time of the termination.

7.4.2

The Executive shall not, during his employment and for a period of 12 months following the termination of his employment for any reason, on his own behalf or on behalf of any Person, whether directly or indirectly, in any capacity whatsoever, alone, through or in connection with any Person, solicit, or otherwise entice customers, suppliers or distributors of the Company.

7.5

The Executive acknowledges and agrees that a breach of articles 7.3 or 7.4 will cause the Company irreparable injury and damage for which the Company may have no adequate remedy and that it would represent unfair competition.

7.6	The Executive hereby acknowledges and agrees that the terms of articles 7.3 and 7.4 are reasonable and limited to what is necessary in order to protect the Company's legitimate business interests.

7.7

The Executive acknowledges that, given the evolution of the Company’s business, the Non-Competition or Non-Solicitation Covenants provided for in this Agreement could be adjusted in order to be representative of the new reality of the Company, given that such adjustments are necessary to protect the Company’s legitimate business interests. In such circumstances, the Executive and the Company agree to sign new Non-Competition and Non-Solicitation Covenants.

7.8

In the event of any violation by the Executive of the obligations provided for in sections 7.3 or 7.4, the Executive will pay to the Company an amount of $1,000.00 for every day or part thereof during which the violation continues, as a penalty and without prejudice or limitation to the Company’s additional right to obtain the cessation of such violation for the future, by injunction order or any other means.

7.9

Nothing in this article has the effect of limiting or extinguishing the obligations of the Executive arising from the law or this contract which survive by nature the termination of his employment, and in particular, but without limiting the foregoing, the obligations of loyalty and not to make use of the confidential information obtained by the Executive in the performance of his work.

ARTICLE 8 – CONFIDENTIALITY

8.1	Executive recognizes and acknowledges that any Confidential Information is valuable, special and unique, and proprietary assets of the Company.

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8.2	Are defined as “Confidential Information” the following:

8.2.1	All records with respect to clients, business associates, customer or referral lists, contracting Parties and referral sources of the Company;

8.2.2

All personal, financial and business and proprietary information of the Company, its Executives, officers, directors and shareholders obtained by the Executive during the term of this Agreement and not generally known in the public;

8.2.3

Any information including, but not limited to, technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers, that:

(i)

derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and

(ii)	is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

In the case of Company’s business, Company’s trade secrets include, without limitation, information regarding names and addresses of any customers, sales personnel, account invoices, training and educational manuals, administrative manuals, prospective customer leads, in whatever form, whether or not computer or electronically accessible “online”.

8.3

The Executive hereby agrees that during the term of this Agreement and following the termination of this Agreement for any reason, the Executive will not at any time, directly or indirectly, disclose any Confidential Information, in full or in part, in written or other form, to any Person, or utilize the same for any reason or purpose whatsoever other than for the benefit of an pursuant to authorization granted by the Company.

ARTICLE 9 – INTELLECTUAL PROPERTY RIGHTS

9.1

For the purpose of this Agreement, the term “Intellectual Property” means patents, methods, materials, software, photographs, manuals, reports, forms, compilations, processes, lists, programs, devices, concepts, theories, techniques, production and manufacturing guides, compositions, drawings, plans, know-how, recipes, diagrams, technical uses, information, specifications, lists of materials and all other elements of know-how, any information or data of intellectual, technical, scientific or industrial nature, works and other objects subject to copyright, inventions, developments, industrial designs and trademarks designed, discovered, fabricated or put into practice by the Executive, alone or with others, during the term of the Agreement and for one year following the end of the Agreement, related to the activities of the Company in whole or in part, and all rights attaching thereto.

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9.2

The Executive assigns and transfers, and acknowledges having assigned and transferred to the Company, without restriction, all of his rights, titles and interests in the Intellectual Property and acknowledges that all of his rights, titles and interests in any improvement to the Intellectual Property developed by the Company or on its behalf remain the property of the Company.

9.3

In addition, the Executive waives all moral rights in the documents and other works he has created or on the work done during his employment with the Company. The Executive acknowledges that the Company has the right to use, modify and reproduce any document or work done by the Executive under this Agreement, in its sole discretion, without the authorization of the Executive, and without the name of the Executive being mentioned.

9.4

At any time during the term of the Agreement or after the termination of the Agreement, the Executive shall sign, recognize and deliver, at the expense of the Company, but without further compensation, any documents required by the Company to give effect to the preceding paragraphs, including patent applications and assignment documents. The Executive will also grant any other assistance the Company may require in connection with any proceeding or litigation relating to the protection or defense of the Company's Intellectual Property rights.

9.5	This article binds the heirs, assigns and legal representatives of the Executive.

ARTICLE 10 – PROPERTY OF RECORDS AND OTHER PROPERTIES

10.1

Any record, sketch, drawing, letter, report, note or other document, any material, machinery, tool, instrument or other device, such as any disk, tape, CD, software and any other property, of which the Executive takes possession during the term of his employment with the Company, in the performance or the occasion of his work, whether or not he participated in the drafting or design, whatever the method of acquisition, whether originals or copies, remain the property of the Company at all times. The Executive cannot duplicate or transmit the above described goods to anyone, including himself, other than as part of his work for the Company.

10.2

All property described in 10.1 must be returned to the Company or its designated representative before the Executive leaves his workplace after the termination of his employment. The Executive cannot keep a copy or give it to a third party.

ARTICLE 11 – HEALTH

11.1	The Executive represents that, to the best of his knowledge, he enjoys good health and is not affected by any problem that may prevent him from properly performing his duties under this Agreement.

ARTICLE 12 – REPRESENTATION AND WARRANTY OF EXECUTIVE

12.1

The Executive acknowledges and understands that the Company has extended employment opportunities to Executive based upon Executive’s representation and warranty that Executive is in good health and able to perform the work contemplated by this Agreement for the term hereof.

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ARTICLE 13 – ASSISTANCE IN LITIGATION

13.1

Executive shall, during and after termination of employment, upon reasonable notice, furnish such information and proper assistance to the Company as may reasonably be required by the Company in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become a party; provided, however, that such assistance following termination shall be furnished at mutually agreeable times and for mutually agreeable compensation.

ARTICLE 14 – AMENDMENT

14.1	This Agreement may be amended only by a writing signed by Executive and by a duly authorized representative of the Company.

ARTICLE 15 – SEVERABILITY

15.1	If any term, provision, covenant or conditions of this Agreement, or the application thereof to any person, place or circumstances, shall be held to be invalid, unenforceable or void, the remainder of this Agreement and such term, provision, covenant or condition as applied to other persons, places and circumstances shall remain in full force and effect.

ARTICLE 16 – CONSTRUCTION

16.1	The headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement.

16.2	The language in all parts of this Agreement shall be in all cases construed according to its fair meaning and not strictly for or against the Company or Executive.

ARTICLE 17 – RIGHTS CUMULATIVE

17.1

The rights and remedies provided by this Agreement are cumulative, and the exercises of any right or remedy by either party hereto (or by its successor), whether pursuant to this Agreement, to any other agreement, or to law, shall not preclude or waive its right to exercise any or all rights and remedies.

ARTICLE 18 – NON-WAIVER

18.1

No failure or neglect of either party hereto in any instance to exercise any right, power or privilege hereunder or under law shall constitute a waiver of any other right, power or privilege or of the same right, power or privilege in any other instance.

18.2

All waivers by either party hereto must be contained in a written instrument signed by the party to be charged and, in the case of the Company, by an officer of the Company (other than Executive) or other person duly authorized by the Company.

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ARTICLE 19 – NOTICES

19.1

Any and all notices or other communication provided for herein, shall be hand delivered, or delivered by registered or certified mail, return receipt requested, in case of the Company to its principal office, and in the case of the Executive, to the Executive’s residence address set forth on the first page of this Agreement or to such other address as may be designated by the Executive.

19.2

If the postal service does not function normally, the notice must be sent by courier or served by bailiff at the discretion of the shipper. In these cases, the notice is deemed to have been received on the day of delivery.

19.3	It is understood that if the delivery date is not a business day, the notice is deemed to have been received on the next business day.

ARTICLE 20 – GOVERNING LAW

20.1	This Agreement shall be governed by and construed in accordance with the laws of Ontario.

 .

ARTICLE 21 – DOMICILE ELECTION

21.1	For the purposes of the exercise of any right arising from this Agreement, the Parties elect domicile in the judicial district of Toronto, Ontario.

ARTICLE 22 – SUCCESSORS

22.1	This Agreement binds the successors, heirs, assigns and legal representatives of the Parties.

ARTICLE 23 – ENTIRE AGREEMENT

23.1	This Agreement contains the entire agreement and supersedes all prior agreements and understandings oral or written, with respect to the subject matter hereof.

23.2	This Agreement may be changed only by an agreement in writing signed by the party against whom any waiver, change, amendment, modification or discharge is sought.

ARTICLE 24 – REPLACEMENT OF AGREEMENT

24.1

On or before the Commencement Date, the Company and the Executive agree to replace this Agreement in favour of a U.S.-based form of employment agreement (the ‘’US Agreement’’), the terms of which shall be equal to and in no way any less favourable to those terms set forth in this Agreement. The US Agreement shall also contain those additional terms and conditions as are ordinarily included in such an agreement for a Chief Executive Officer of a U.S. public company. This shall include all customary termination provisions as well as section 409(A) and Section 280(G) related provisions.

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ARTICLE 25 – CONSENT

25.1

The Executive declares that he has had the opportunity to obtain the opinion of the advisor of his choice in relation to the terms and conditions of this Agreement and that he has freely and voluntarily accepted these same terms and conditions.

25.2

The Executive declares that he has read this contract carefully, understands its full scope, agrees to all its provisions and must act in good faith in its execution. Without limiting the foregoing, the Executive acknowledges that this Agreement has been the subject of various discussions and negotiations between the Parties and concluded as a result thereof.

The Parties hereto acknowledge that they have requested and are satisfied that this Agreement and all related documents be drawn up in the English language.

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IN WITNESS HEREOF the Parties have duly signed this Agreement in two (2) copies at the date and at the place mentioned below.

Signed in Toronto on August 25, 2021	Signed in Delray Beach on August 25, 2021

INSTADOSE PHARMA CORP.

By :
Name: Grant F. Sanders	Edward Borkowski
Title: Chief Executive Officer

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APPENDIX A

CHIEF EXECUTIVE OFFICER – MAIN DUTIES AND FUNCTIONS

THOSE DUTIES TYPICAL OF A CHIEF EXECUTIVE OFFICER OF A PUBLIC COMPANY

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